VII.

A. CODE OF ETHICS

including PERSONAL SECURITIES TRANSACTIONS and GIFTS & ENTERTAINMENT

Policy

Washington Asset Management II, LLC (“WAM”)'s policy is to adopt and maintain a Code of Ethics governing employee conduct with respect to ethics, personal securities transactions and gifts & entertainment.  The Code of Ethics, attached as Appendix A and incorporated fully by reference, contains provisions specifically directed to employees, whereas these policies and procedures are intended to govern the actions of the Chief Compliance Officer in relation to the administration of the Code of Ethics.  WAM will additionally comply with the provisions of any Code of Ethics adopted by Funds for which WAM acts as adviser or sub-adviser.

Background & Description

Various federal and state securities laws and Rule 204A-1 under the Advisers Act require investment advisors to adopt a code of ethics to set forth standards of conduct and compliance with federal securities laws and to address personal securities trading.

Responsibility

The Chief Compliance Officer (“CCO”) is responsible for the implementation and monitoring of WAM’s Code of Ethics (including associated practices, disclosures and recordkeeping) as well as compliance with the Codes of Ethics of any Reportable Fund.  The CCO may delegate responsibility for the performance of these activities (provided that it maintains records evidencing individual delegees) but oversight and ultimate responsibility remain with the CCO.

Procedure

WAM has adopted various procedures to implement the firm’s Code of Ethics and reviews to monitor and ensure that the firm’s policy is observed, implemented properly and amended or updated, as appropriate. The procedures are as follows:

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The CCO shall promptly provide all persons covered by this Code with a copy of the Code.  In addition, the CCO must maintain the Acknowledgment contained within the Code of Ethics which all persons covered by the Code must complete initially at hire and each year thereafter;

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The CCO will provide the Code of Ethics of any Reportable Fund to relevant Access Persons;

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The CCO shall identify all Access Persons and Temporary Access Persons and inform them of their obligations promptly;

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In determining whether to approve a Personal Trade Request (“PTR”), the CCO will determine, in good faith, whether the Access Person knows, or should know, that a client account would be engaging in a transaction involving such a Security within a day of submitting the PTR.  Additionally, the CCO should assess whether any potential conflict of interest exists with respect to the Security at issue.  The CCO must maintain a record of any decision relating to pre-clearance requests, and the reasons supporting the decision, for at least five years after the end of the fiscal year in which the approval is granted;

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On a quarterly basis, the CCO will provide to all Access Persons the forms contained within the Code of Ethics with respect to personal securities transactions.  The CCO will track and monitor the provision of those forms and will address any failures to comply with the transaction reporting requirement;

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The CCO will, on a quarterly basis, compare all reported personal securities transactions and pre-clearance requests with clients’ completed portfolio transactions during the quarter to determine whether a Code violation may have occurred.  The CCO may request additional information or take any other appropriate measure that he or she decides is necessary to aid in this determination;

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If the CCO finds that a Code violation has occurred, the CCO must report the possible violation to senior management;

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The CCO will submit his or her own reports (as required) to an alternate compliance officer who will fulfill the duties of the CCO with respect to such reports;

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At the time of hire, and on an annual basis thereafter, the CCO will provide to all Access Persons the forms contained within the Code of Ethics with respect to personal securities holdings.  The CCO will track and monitor the provision of those forms and will address any failures to comply with the holdings reporting requirement;

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At least annually, the CCO must furnish to senior management and to the Board of Directors of each Reportable Fund, a written report that describes any issues arising under the Code since the previous report, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and certifies that the Code contains policies and procedures reasonably designed to prevent Access Persons from violating the Code;

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The CCO will annually review the content and format of the Code and make any modifications necessary to maintain the reasonableness of its policies and procedures to prevent and detect violations of the Code and relevant rules of law.  An updated Code of Ethics will be provided to all Access Persons on a annual basis;

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The CCO will review all disclosed employee board memberships, advisory positions, trade group positions, management positions, or any involvement with public companies (“outside business activity”) in relation to potential conflicts of interest.   The CCO in conjunction with senior management will make a determination with respect to whether to approve or deny an outside business activity request in light of WAM’s status as a fiduciary;

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Any gifts or accommodations in excess of the de minimis amount are required to be submitted to the CCO for prior approval.  The CCO will maintain documentation of all such requests and resulting approvals or denials;

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Any preferential treatment extended to a WAM employee (for example, offer of a discount) by a WAM business contact must be pre-approved by the CCO before proceeding with the transaction.  For example, if WAM is considering doing business with a particular bank which then offers discounted banking services to individuals associated with WAM, the CCO would need to approve such a discount.  The CCO will maintain documentation of all such requests and resulting approvals or denials;

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The CCO must review each request for pre-clearance (“PTR”) and record the decision regarding the request.  The general standards for granting or denying pre-clearance are contained within the Code of Ethics;

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The CCO shall maintain duplicate copies of trade confirmations and periodic statements directed to WAM by Access Persons in accordance with the Code of Ethics;

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Access persons must obtain pre-clearance prior to acquiring or disposing of a direct or indirect Beneficial Ownership interest in any Security, other than Exempt Securities.

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The CCO will confidentially maintain a Restricted or Watch list containing the names of Securities which are determined to be at risk for potential conflicts of interest.

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The CCO will monitor the holding periods of any Access Persons Securities to ensure that no Security held by a client is purchased and sold within the period prescribed by the Code of Ethics.